Exhibit 99.3

Triangle USA Petroleum corporation COMMENCES
RESTRUCTURING WITH STRONG SUPPORT FROM MAJORity of
NOTEHOLDERS

Enters Into Plan Support Agreement with 73% of Unsecured Noteholders

Has Adequate Liquidity to Fund Operations, Which Will Continue in the Ordinary Course

Restructured TUSA to Remain a Leading Independent Operator in the Williston Basin

DENVER, Colorado, June 29, 2016 – Triangle USA Petroleum Corporation (“TUSA”) and its affiliates today filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware to implement the terms of a Plan Support Agreement (“PSA”) that will facilitate the restructuring of its balance sheet.

TUSA is a wholly-owned subsidiary of Triangle Petroleum Corporation (NYSE MKT: TPLM, or “TPC”).  Neither TPLM nor its affiliated company, RockPile Energy Services, LLC, is included in TUSA’s Chapter 11 filing. Ranger Fabrication, LLC, a minor, wholly-owned subsidiary of TPLM that ceased operating earlier this year, has filed for bankruptcy alongside TUSA in order to complete an orderly wind down of its affairs.

TUSA expects to continue its operations without interruption and has more than adequate liquidity to fund its operations during the restructuring process. At the time of its Chapter 11 filing, TUSA had approximately $88 million in cash and cash equivalents. TUSA has requested Court approval to utilize cash collateral as approved under an agreement with its bank group. Accordingly, TUSA does not expect to seek debtor-in-possession (“DIP”) financing.

Following several months of negotiations, TUSA has entered into a PSA with holders of approximately 73% of TUSA’s $381 million 6.75% Senior Unsecured Notes (“Notes”) due 2022 (“Participating Noteholders”). The PSA provides for the Notes to be converted into equity and a new money rights offering for $100 million, which will be backstopped by a commitment from certain Participating Noteholders. TUSA’s existing reserve-backed credit facility will be paid in full from a new revolving credit facility, existing cash at emergence, and proceeds of the new money rights offering. TUSA plans to utilize the Chapter 11 process to continue discussions with other stakeholders, including other noteholders, the bank group in its senior reserve-backed credit facility and parties with which TUSA currently has midstream agreements, including affiliates of Caliber Midstream Partners, L.P.

TUSA has filed a variety of customary “first day” motions with the Court seeking, among other things, authority to maintain its existing cash management system, and the ability to make payments to royalty interest holders, working interest partners, and with respect to wages and benefits, lease operating expenses, drilling and production costs, and other related operating costs, and other customary relief. When granted, such motions will ensure TUSA’s ability to maintain operations without interruption throughout the restructuring process.

John Castellano of AP Services, LLC has been appointed TUSA’s Chief Restructuring Officer.

TUSA intends to complete its balance sheet restructuring as quickly as possible and emerge as a stronger enterprise with a capital structure better suited to a lower commodity price environment and the potential to create and deliver long-term value.

Additional information, including Court filings, regarding TUSA’s restructuring is available at https://cases.primeclerk.com/TUSA or by contacting TUSA’s proposed notice and claims agent at 855-842-4122 (for toll free domestic calls) or 929-333-8982 (for international calls) or by e-mail at tusainfo@primeclerk.com.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to TUSA, PJT Partners is serving as its financial advisor and AP Services, LLC is its restructuring advisor.

About Triangle USA Petroleum Corporation

Triangle USA Petroleum Corporation is an independent exploration and production company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. TUSA is a wholly owned subsidiary of Triangle Petroleum Corporation (NYSE MKT: TPLM).

About Triangle Petroleum Corporation

Triangle Petroleum Corporation (NYSE MKT: TPLM) is an independent energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana.  For more information, visit Triangle Petroleum Corporation's website at www.trianglepetroleum.com.

Forward-Looking Statements Disclosure

The information presented in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that TPLM expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in Triangle Petroleum Corporation’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and TPLM undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contacts

Media:

Abernathy MacGregor

Sydney Isaacs, (713) 343-0427

Alan Oshiki, (212) 371-5999